EXHIBIT 5

[Western Digital Corporation Letterhead]

February 2, 2005

Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, California 92630

     Re: Registration of Securities of Western Digital Corporation

Ladies and Gentlemen:

      In connection with the registration of up to 7,982,855 shares of Common Stock of Western Digital Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), and additional rights to purchase Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, dated as of April 6, 2001, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the “Rights”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares and related Rights to be issued or delivered pursuant to the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan (the “Plan”), you have requested my opinion set forth below.

      In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I express no opinion herein as to any laws other than the laws of the State of California, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

      On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that:

     (1)  the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company;

     (2)  when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The

Western Digital Corporation – February 2, 2005 - Page 2

Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable; and

     (3)  when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Rights that accompany such shares of Common Stock will be validly issued.

      I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Raymond M. Bukaty

Raymond M. Bukaty Senior Vice President, Administration, General Counsel and Secretary